Exhibit 99.1
                                                                    ------------

R.A.B. Holdings, Inc.

                                                                            NEWS
FOR IMMEDIATE RELEASE                                                    RELEASE


                         R.A.B. HOLDINGS, INC. ANNOUNCES
                          AMENDMENT TO 13% SENIOR NOTES


NEW YORK, NY, MAY 1, 2002 - R.A.B. Holdings, Inc. (the "Company") announced today the completion of an Amendment to the Indenture underlying its 13% Senior Notes. The Amendment (a) reduces the interest rate on the Senior Notes from 13% per annum to 6% per annum and (b) extends the maturity date of the Senior Notes from May 1, 2008 to May 1, 2010. Holders of the 6% Senior Notes will receive warrants granting them the right to purchase up to 5% of the Company's common stock. The Company, at its option, may defer payment of cash interest with respect to each 6% Senior Note for ten semi-annual interest payment dates through May 1, 2007.

Affiliated institutional holders, owning 92% of the 13% Senior Notes have approved the Amendment. The Company is presently seeking the consent of the remaining holders of the 13% Senior Notes over the next thirty days.

R.A.B. Holdings, Inc. through its Millbrook Distribution Services subsidiary, is the nation's largest full service independent distributor of specialty foods, health and beauty care products and general merchandise to supermarkets and mass market retailers in 40 states east of the Rocky Mountains. Millbrook also carries a line of its own private label brands as well as store brands and other special need items for specific customers. Through its specialty food group, R.A.B. Holdings, Inc. manufactures and markets Manischewitz(R), Horowitz Margareten(R), Goodman's(R), Gold Boat(R), Season(R) and Guiltless Gourmet(R) brand products. Its B. Manischewitz Company, LLC subsidiary is the nations' largest manufacturer of processed kosher food products including matzos, noodles, crackers, cakes, cookies, soups and processed fish products.

FOR FURTHER INFORMATION CONTACT:   IRA A. GOMBERG
                                   SENIOR VICE PRESIDENT
                                   CORPORATE COMMUNICATIONS
                                   R.A.B. HOLDINGS, INC.
                                   (212) 688-4500